Exhibit 107.1

Calculation of Filing Fee Table(1)

424(b)(2)

(Form Type)

Pacific Gas and Electric Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Floating Rate First Mortgage Bonds due 2025	457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.00014760	$147,600

Fees to Be Paid	Debt	5.900% First Mortgage Bonds due 2054	457(r)	$750,000,000	99.519%	$746,392,500	0.00014760	$110,167.53

	Total Offering Amount					$1,746,392,500

	Net Fee Due							$257,767.53

Offering Note

(1)

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-277286-01. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.